Exhibit 99.2

STW Resources to Acquire JNC Energy Systems, LLC

MIDLAND, TX, April 26, 2011 –STW Resources Holding Corp. (“STW Resources”) (OTC BB: STWS), a water reclamation services company, today announced that it has executed a binding letter of intent to acquire JNC Energy Systems, LLC , (“JNC”), and its two affiliates, Green Line Power LLC (“GLP”) and TexRep7, LLC, a d/b/a/ Saturn Power (“REP and together with GLP and REP, the “Power Co”).

JNC  (www.JNCenergy.com) generates electricity from casinghead and/or stranded natural gas. Through an affiliated certified Retail Electric Provider (REP), JNC provides electricity for use on site by the oil and gas producers or sold to retail and commercial customers by interconnecting with the electrical grid at the generator site. GLP uploads the produced electricity directly into primary electricity transmission lines; and REP sells or trades the electricity on the open market.

STW management believes there is a demand for JNC’s technology from oil and gas producers that find commercially uneconomic gas they can’t sell into a gas pipeline. For example, if gas is found associated with oil production that can’t be sold into a gas pipeline for reasons of too much nitrogen or sulfur content or low volume that makes the cost of building a pipeline prohibitive, its value is lost because it then is typically vented into the atmosphere or burned off using a flare system. JNC can capitalize on these opportunities by converting the gas into electricity, which then can be used to run oil field equipment or be sold into the electricity grid.

JNC’s proprietary generating units are compact and skid mounted, allowing them to be moved and installed with ease in remote locations. The units operate on a continual basis with minimal manual intervention.

Stanley Weiner, CEO of STW Resources, commented, “The acquisition of JNC provides a complementary model to our current business and will provide our customers with an efficient, integrated suite of services.”

The purchase price to be paid by STW Resources includes STW Resources stock and cash for the assets of JNC and all of the membership interests of GLP and REP. The acquisition terms are fully disclosed in STW Resources’ Current Report on Form 8-K, recently filed with the Securities and Exchange Commission and available at www.sec.gov.

The closing of the transaction is subject to the execution of definitive agreements and will be contingent on a number of customary closing conditions, including the Company’s securing adequate financing of at least $1.3 million, completion of satisfactory due diligence and financial audits, and securing various required consents and approvals.

Upon the close of the acquisition, JNC management will join the STW Resources’ executive team. Until the closing of the transaction, the co-founders of Power Co, Clayton Fowler and Lee Maddox, are working with STW Resources on a consulting basis. It is anticipated that JNC and its affiliates, will become a wholly owned subsidiary of STW Resources upon consummation of the transaction.

Mr. Fowler commented, “This acquisition provides the means to facilitate our aggressive deployment model. Even before the acquisition closes, we expect JNC Energy’s power generation output to increase.STW Resources and JNC both market to the same Texas oil and gas producers, creating obvious synergies as well as an efficient, integrated suite of services, supporting power generation and water reclamation projects. I am excited for this potential opportunity to combine with STW Resources."

About STW Resources Holdings Corp.

STW Resources Holdings Corp. provides customized water analysis, reclamation and remediation services to a variety of complex industrial and municipal applications throughout several geographic locations. As an independent solutions provider, STW utilizes proven technologies from various well known manufacturers. These technologies are available as fixed implemented. Current potential or mobile units with varying capabilities. STW's process ensures that the most effective and efficient technologies are project locations include the Marcellus Shale (PA), Eagle Ford Shale (TX), Denver‐Julesberg Basin (CO) and the Delaware Basin (TX).

For more information, please visit the Company’s website at www.stwresources.com or contact the Company at (432) 686‐7777.

Forward-Looking Statements

This news release contains forward-looking statements about our business, or financial condition and prospects that reflect our assumptions and beliefs based on information currently available. We can give no assurance that the expectations indicated by such forward-looking statements will be realized. There may be other risks and circumstances that we are unable to predict. When used in this news release, words such as "believes," "expects," "intends," "plans," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Investor Relations Contact: Hayden IR: Brett Maas, Managing Partner (646) 536-7331

Media Contact: Stern & Co.: Richard Stern (212) 888-0044